Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

BETWEEN

THEIA THERAPEUTICS, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. [**]

      [**]

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made by and between Theia Therapeutics, Inc., a Delaware corporation having an address at 628 Middlefield Road, Palo Alto, CA 94301 (“LICENSEE”) and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Office of Innovation & Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Agreement is effective on the date of last signature below (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Disclosure Docket Nos. [**] and titled [**] and [**] (collectively, the “Invention”) were made in the course of research at UCSD by Professor Napoleone Ferrara and his associates (hereinafter, the “Inventors”) and are covered by the Patent Rights and Technology as defined below;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE previously entered into an Evaluation License Agreement (UC Control No. [**]) effective [**] with UNIVERSITY;

WHEREAS, LICENSEE is desirous of obtaining an exclusive license to Patent Rights (as defined below) from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights.

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly Controls or is Controlled by or is under common Control with LICENSEE. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such entity; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law; or (iv) in the case of an entity that is not a corporation, possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2

“Commercially Reasonable Efforts” means, as the case may be, exerting such efforts and employing such resources as would normally and objectively be exerted or employed by a similarly situated company for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of third parties, the applicable regulatory situation, the pricing/reimbursement situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions. In no case will Commercially Reasonable Efforts include the LICENSEE ceasing development or sale of a Licensed Product for longer than [**], subject to Paragraph 10.7 and except as restricted by applicable law or regulation or regulatory action (such as a clinical hold).

1.3	“Field” means all human and animal uses.

1.4

“Licensed Product” means any service, composition or product which is composed of or incorporates, or is directly discovered, developed and/or identified using, the Invention or Technology, or that is claimed in Patent Rights, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.5	“Major Market” means [**].

1.6

“Net Sales” means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, or its Sublicensee or Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; and credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (a) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (b) resale by a Sublicensee or an Affiliate shall be treated as sales at the invoice price of the Sublicensee or Affiliate.

1.7

“Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs include out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent applications, re-examination, re-issue, interference, post-grant review and other administrative proceedings in patent offices, and opposition activities, and the like, related to patents or applications in Patent Rights.

1.8

“Patent Rights” means UNIVERSITY’s rights in any of the patent applications listed in Exhibit A, disclosing and claiming the Invention, filed by Inventors and assigned to UNIVERSITY; and any continuing applications filed either from such patent applications (including any provisional applications thereof) or from an application claiming priority from any such patent application, including divisionals, substitutions, converted applications, continuations, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application); and any patents issuing on said applications including reissues, reexaminations, renewals, substitutions, patent term extensions and extensions; and any corresponding foreign patent applications or patents.

1.9

“Phase I Clinical Trial” means a human clinical study of a pharmaceutical product meeting the requirements of 21 C.F.R. 312.21(a), or a similar human clinical study prescribed by the applicable regulatory authority in a country other than the United States.

1.10

“Phase II Clinical Trial” means a human clinical study of a pharmaceutical product meeting the requirements of 21 C.F.R. 312.21(b), or a similar human clinical study prescribed by the applicable regulatory authority in a country other than the United States.

1.11

“Phase III Clinical Trial” means a human clinical study of a pharmaceutical product meeting the requirements of 21 C.F.R. 312.21(c), or a similar human clinical study prescribed by the applicable regulatory authority in a country other than the United States.

1.12

“Regulatory Approval” means any approval, license, registration or authorization of the applicable regulatory authority that is necessary for the marketing and sale of a pharmaceutical product in the applicable country or jurisdiction, including pricing and reimbursement approval outside the United States.

1.13

“Sublicense” means an agreement into which LICENSEE enters with a third party for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.14

“Sublicense Fees” means all upfront fees, milestone payments and similar license fees received by LICENSEE from its Sublicensees in consideration for the grant of a Sublicense, but excluding: (i) earned royalties and profit sharing payments calculated as a percentage of gross sales, less deductions, for which a royalty is due under this Agreement; (ii) sublicense royalties; (iii) research payments, and reimbursement of research expenses which are explicitly earmarked for research and development activities towards the commercialization of Licensed Products; (iv) legal or patent expenses; (v) equity investments, but only if such equity investments are at a per share price reflective of the fair market value (with any amounts paid in excess of fair market value included as Sublicense Fees); (vi) payments for the supply of products or materials; and (vii) loans subject to repayment. For the purpose of the above paragraph, “research payments” and “reimbursement of research expenses” shall not include salaries of LICENSEE employees or compensation paid to parties that perform financial management, human resources, publicity or fund raising functions for LICENSEE or any individuals whose job functions do not contribute directly to the research and development of Licensed Products.

1.15

“Technology” means the written technical information, if any, relating to the Invention which the Inventors provided to LICENSEE prior to the Effective Date, including the information set forth on Exhibit G.

1.16

“Term” means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights or last to be abandoned patent or patent application describing Licensed Product(s), whichever is later.

1.17	“Territory” means (a) for Technology, worldwide, to the extent UNIVERSITY may lawfully grant such Technology rights; and (b) for Patent Rights, worldwide, to the extent Patent Rights exist.

ARTICLE 2. GRANTS

2.1

Licenses. Subject to the limitations set forth in this Agreement and to the extent that it may lawfully do so, UNIVERSITY hereby grants to LICENSEE an exclusive (even as to UNIVERSITY, subject to Paragraph 2.3) license under Patent Rights to make, have made, use, sell, offer for sale, and import Licensed Products and a non-exclusive license to use Technology, in the Field within the Territory and during the Term. LICENSEE may extend such license to its AFFILIATES, provided that LICENSEE will be responsible for such AFFILIATES’ compliance with this Agreement.

2.2	Sublicense.

(a)

The licenses granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicenses to third parties during the Term. LICENSEE may further grant to its Sublicensee(s) the right to grant their own Sublicense(s) to Sublicensee(s), who together shall be considered Sublicensee(s) holding a Sublicense for all purposes of this Agreement.

The terms of each Sublicense agreement have to be consistent with the terms of this Agreement.

(b)

With respect to Sublicenses granted pursuant to Paragraph 2.2(a), LICENSEE shall: (i) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense without the express written consent of UNIVERSITY. In the event LICENSEE wishes to consider non-cash consideration for any Sublicense Fees, UNIVERSITY and LICENSEE shall first agree to the equivalent cash-value of said consideration and LICENSEE shall pay to UNIVERSITY UNIVERSITY’S share in cash, in accordance with Paragraph 3.1(d) below;

(ii) to the extent applicable, include provisions to enable LICENSEE to perform its obligations due to UNIVERSITY and contained in this Agreement; (iii) promptly provide UNIVERSITY with a copy of each Sublicense issued, which may be redacted with respect to information that is not relevant to UNIVERSITY’s rights under this Agreement and deemed to be confidential by LICENSEE; and (iv) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)

Upon termination of this Agreement for any reason, LICENSEE will have the right to assign, effective as of the effective date of termination of this Agreement, this Agreement to any and all Sublicensees, and this Agreement will survive with respect to such Sublicensees; provided that (i) the Sublicensee is in good standing upon termination of this Agreement with LICENSEE; (ii) the Sublicensee is not involved in litigation as an adverse plaintiff party to the UNIVERSITY as of [**] after such termination, and (iii) the Sublicensee is not conducting business in a country barred by statute or executive order. In the event this Agreement is assigned to any Sublicensee and survives with respect to such Sublicensee, the Sublicensee will promptly agree in writing to be bound by the terms of this Agreement, including but not limited to payment to the UNIVERSITY of milestone payments, earned royalties, Sublicense Fees, and patent reimbursement required under Article 3. If this Agreement is assigned to and survives with respect to more than one Sublicense, the payment obligations described above may be prorated among the Sublicensees.

2.3	Reservation of Rights. UNIVERSITY reserves the right to:

(a)	use the Invention for educational and research purposes;

(b)	publish or otherwise disseminate any information about the Invention at any time; and

(c)	allow other nonprofit institutions to use and publish or otherwise disseminate any information about the Invention for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1

Fees. The parties hereto understand that the fees payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the licenses granted herein to LICENSEE to the Invention. LICENSEE shall pay UNIVERSITY:

(a)	a license issue fee of One Hundred Fifty Thousand dollars (US$150,000), within [**] of the Effective Date;

(b)	license maintenance fees according to the following schedule:

a.	[**] dollars (US$[**]) payable on the [**] through [**] anniversary of the Effective Date, payable within [**] following receipt of an invoice from UNIVERSITY issued on or after such anniversary;

b.

[**] dollars (US$[**]) payable on the [**] anniversary and every subsequent anniversary of the Effective Date payable within [**] following receipt of an invoice from UNIVERSITY issued on or after the applicable anniversary;

Annual license maintenance fees are non-refundable and non-creditable against milestone payments. Annual license maintenance fees are creditable against royalties due for the calendar year in which the annual license maintenance fee payment was made.

(c)	LICENSEE shall pay UNIVERSITY the following one-time milestone payments:

(i)	for the first Licensed Product for the first indication in ophthalmology:

Amount	Event
$[**]	[**]
$[**]	[**]
$[**]	[**]
$[**]	[**]

(ii)	for the first Licensed Product for the first indication outside ophthalmology:

Amount	Event
$[**]	[**]
$[**]	[**]
$[**]	[**]
$[**]	[**]

For the avoidance of doubt, the foregoing milestone payments shall (i) not be paid more than once in the case where a particular Licensed Product is discontinued from further development and a subsequent Licensed Product becomes a substitute within the same indication as such discontinued Licensed Product and (ii) not exceed $4,550,000 in aggregate.

(d)	a percentage of all Sublicense Fees received by LICENSEE from its Sublicensees that are not earned royalties based on the date on which the applicable Sublicense is entered into as follows:

[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

For the sake of clarity, in the case of any milestone payment received by LICENSEE based upon achievement of any milestone event under Paragraph 3.1(c) above, LICENSEE shall pay to UNIVERSITY a milestone payment per Paragraph 3.1(c) and a percentage of Sublicense Fees only on the portion of such milestone payment received by LICENSEE in excess of the corresponding amount listed in Paragraph 3.1(c) for the same milestone event.

In the event that LICENSEE receives non-monetary consideration in consideration for the grant of a Sublicense, Sublicense Fees shall be paid in cash and calculated based on the fair market value of such consideration at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business, as such fair market value is mutually determined by the parties in good faith subject to Paragraph 2.2(b).

(e)	an earned royalty on annual Net Sales of Licensed Products by LICENSEE, Sublicensees, and/or Affiliates:

Portion of Annual Net Sales of Licensed Products	Royalty Rate
[**] to ≤ $[**]	[**]%
$[**] to ≤ $[**]	[**]%
> $[**]	[**]%

Such royalty shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, until expiration of the last-to-expire issued patent within the Patent Rights covering the composition, use or manufacture of the applicable Licensed Product in the country of sale or the manufacture of the applicable Licensed Product in the country of manufacture.

However, in the event LICENSEE is required to pay royalties to one or more third parties for patent rights that cover the manufacture, use or sale of Licensed Products (as determined by LICENSEE in good faith for purposes of avoiding infringement of such patent rights), LICENSEE may deduct $[**] from the earned royalties payable to UNIVERSITY for every $[**] LICENSEE actually pays to said third parties; provided, however, in no event shall the amount payable to UNIVERSITY be less than [**] percent ([**]%) of the amount otherwise due.

All fees specified in Paragraphs 3.1(a) through 3.1(e) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2

Patent Costs. LICENSEE shall reimburse UNIVERSITY for all past Patent Costs incurred prior to the Effective Date, as of [**] estimated to be $[**], within [**] following receipt of an invoice and reasonable supporting documentation. LICENSEE shall reimburse UNIVERSITY (on or after the Effective Date) for Patent Costs incurred during the Term and in the Territory within [**] following the date an itemized invoice is sent from UNIVERSITY to LICENSEE (including reasonable supporting documentation),

3.3	Due Diligence.

(a)	LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)

use Commercially Reasonable Efforts to diligently develop and seek Regulatory Approval for at least one Licensed Product for at least one indication in the United States or a Major Market and to sell such Licensed Product in each such country in which Regulatory Approval is obtained

(ii)

annually spend at least $[**] for development of Licensed Product(s), until the earlier of the following events occur: (x) receipt of the first Regulatory Approval of a Licensed Product or (y) abandonment of development of the Licensed Product due to efficacy or safety factors;

(iii)

achieve the milestones in Exhibit B within the specified time period after the Effective Date, provided that LICENSEE may extend the time period for completion of each such milestone (and all succeeding milestones in the event of each such extension) by [**] by providing written notice of such extension, including reasonable documentation supporting LICENSEE’s continued use of Commercially Reasonable Efforts to achieve such milestone(s); and

(iv)	use Commercially Reasonable Efforts to diligently fill the market demand for Licensed Product following commencement of marketing; and

(v)	obtain necessary governmental approvals for the manufacture, use and sale of any Licensed Product.

(b)

If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.2(a)(i)-(v), then UNIVERSITY shall have the right and option to terminate this Agreement pursuant to Paragraph 7.1(a), subject to the notice and cure provisions set forth therein. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

3.4	Equity.

(a)

Initial Issuance. As additional consideration for the rights and licenses granted by UNIVERSITY to LICENSEE under this Agreement, LICENSEE will issue _________________ (__) fully paid and nonassessable shares of common stock to the UNIVERSITY (the “Initial Issuance”). The Initial Issuance will equal [**] percent ([**]%) of the outstanding and issued securities of the Company, calculated on a Fully-Diluted Basis (defined below) as of the Effective Date after giving effect to the Initial Issuance, except that if, as of the Effective Date, LICENSEE has completed a round of financing with more than [**] US Dollars ($[**]) in gross proceeds raised (including principal but excluding accrued interest subject to conversion), then (i) the Initial Issuance will instead equal [**] percent ([**]%) of the outstanding and issued securities of the Company, calculated on a Fully-Diluted Basis based upon a hypothetical round considered to have taken place in which sufficient funds are invested to reach an aggregate of [**] US Dollars ($[**]) in gross proceeds since inception of LICENSEE (including principal and accrued interest subject to conversion), and pursuant to which any shares issuable upon conversion of convertible securities (convertible notes, SAFEs, etc.) will first be included in such hypothetical round prior to taking into account any shares issuable upon new consideration invested at the full price by investors in the financing and (ii) Paragraph 3.4(b) will not be applicable (i.e., there will be no Additional Issuance).

(b)

Additional Issuance. Subject to the last sentence of Paragraph 3.4(a), LICENSEE will issue additional shares (each such issuance, an “Additional Issuance” and together with the Initial Issuance, the “Shares”) to the UNIVERSITY until such time as an aggregate of [**] US Dollars ($[**]) has been raised by the LICENSEE since its inception in gross proceeds from the sale of securities or by conversion of instruments convertible into equity (including principal but excluding accrued interest subject to conversion), so that solely the Initial Issuance together with the issuance of the Additional Issuance aggregate [**] percent ([**]%) of the outstanding and issued securities of LICENSEE on a Fully-Diluted Basis; provided any increase in the number of shares of stock reserved for any equity incentive and stock option plan of LICENSEE authorized in connection with a financing shall be deemed to have been authorized prior to the sale of such securities.

In the event that a round of financing results in more than [**] US Dollars ($[**]) in gross proceeds being raised (including principal but excluding accrued interest subject to conversion), then for purposes of issuing the Additional Issuance, a hypothetical round shall be considered to have taken place in which sufficient funds are invested to reach an aggregate of [**] US Dollars ($[**]) in gross proceeds since inception of LICENSEE (including principal but excluding accrued interest subject to conversion) and pursuant to which any shares issuable upon conversion of convertible securities (convertible notes, SAFEs, etc.) will first be included in such hypothetical round prior to taking into account any shares issuable upon new consideration invested at the full price by investors in the financing.

(c)

Participation in Future Securities Offerings. UNIVERSITY and/or its Assignee (as defined below) will have the right to purchase up to [**] percent ([**]%) of the securities issued in each round of equity financing on the same terms and conditions as are offered by LICENSEE to the other purchasers in such equity financing (the “Participation Right”), provided that this Participation Right shall apply only up to a total of $[**] raised by LICENSEE in such round of equity financing in gross proceeds from the sale of securities or by conversion of instruments convertible into equity (including principal but excluding accrued interest subject to conversion) and expire upon the earliest of (i) the exercise by UNIVERSITY and/or its Assignee of such right with respect to a particular round of equity financing (in which case UNIVERSITY and/or its Assignee shall be granted such contractual right to participate in future equity financings of LICENSEE as may be provided to other participating investors), (ii) the closing of a Liquidity Event, (iii) the closing of an initial public offering of Licensee’s securities (including a reverse merger and/or SPAC merger, as defined below) (iv) two (2) years following the Effective Date and (v) expiration or termination of this Agreement. Company shall provide

[**] advanced written notice of the applicable round of equity financing, including reasonable detail regarding the terms and purchasers in the financing. The term “Assignee” means (1) any entity to which the UNIVERSITY’S Participation Right under this subsection have been assigned either by UNIVERSITY, or (2) any entity that is controlled by the University, in each case (clauses (1) and (2)) which entity is not a competitor of LICENSEE as reasonably determined in good faith by LICENSEE’s board of directors. For purposes of clarification, the following will not be considered competitors for purposes of this provision: (a) the UNIVERSITY, Osage University Partners and/or Bow Capital, and (b) any financial investment firm or collective investment vehicle that, together with its affiliates, holds less than [**] percent ([**]%) of the outstanding equity of any competitor reasonably identified by the LICENSEE’s board of directors and does not, nor do any of its affiliates, have a right to designate any members of the board of directors of any such competitor. In addition, for purposes of clarification, the issuance of a single series of LICENSEE’s preferred stock in an equity financing with multiple closings will be deemed to be a single round of equity financing for purposes of the Participation Right.

(d)

Definition of Fully-Diluted Basis. “Fully-Diluted Basis” means the sum of all outstanding shares of Common Stock of LICENSEE, assuming all options (inclusive of all unallocated shares reserved under any LICENSEE equity incentive and stock option plan), warrants and other convertible securities or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

(e)

Procedure. The Shares issuable under Paragraphs 3.4(a) and 3.4(b) will be issued pursuant to an Equity Issuance Agreement in the form attached hereto as Exhibit C (“SPA”). A stock certificate (or evidence of uncertificated shares, as applicable) representing the Shares will be issued by the LICENSEE to the UNIVERSITY within [**] of the Effective Date in the case of the Initial Issuance or closing of any financing that results in an Additional Issuance, as the case may be. The Shares will be issued in the name of the UNIVERSITY’s nominee, Shellwater & Co. and will be delivered by LICENSEE to UNIVERSITY as per the notice provisions in Paragraph 10.1 of this Agreement.

The UNIVERSITY’s acceptance of the Initial Issuance is subject to requisite approval from either UCSD or the UC Office of the President. In the event that such an approval is not granted, this Agreement shall remain in effect and LICENSEE and UCSD shall renegotiate for and agree to a substitution of similar value for consideration within [**] of written notice by the UNIVERSITY, provided that such similar value shall not become due and payable until (and shall be contingent upon) the closing of a Liquidity Event, the closing of an initial public offering of LICENSEE’s securities (including a reverse merger and/or SPAC merger, as defined below) or similar event as may be agreed by the parties.

As a condition to the issuance of the Initial Issuance, the LICENSEE has provided UNIVERSITY with up to date copies, as amended through the Effective Date, of each of its Certificate of Incorporation attached hereto as Exhibit D, Bylaws attached hereto as Exhibit E and detailed pre- and post-closing capitalization table showing all securities on a Fully-Diluted Basis attached hereto as Exhibit F. LICENSEE covenants and agrees to further provide UNIVERSITY with up to date copies of each of its Certificate of Incorporation, Bylaws and detailed pre- and post-closing capitalization table in connection with each Additional Issuance and event that triggers a participation right which is current as of such event.

Issuances of securities pursuant to this Agreement are irrevocable and nonrefundable, and are not conditioned upon (1) whether LICENSEE achieves any success with its licensing of the Patent Rights or Technology, (2) whether LICENSEE develops, uses or sells any Licensed Products, or (3) any other thing or event, except for UNIVERSITY’s execution of the SPA. The provisions of this Paragraph 3.4 shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the LICENSEE or successor of the LICENSEE which may be issued in respect of, in exchange for, or in substitution for the Shares by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, consolidation or otherwise which does not terminate the SPA.

The obligations of LICENSEE under this Paragraph 3.4, other than with respect to any Additional Issuance or Participation Right, will survive the termination, expiration or assignment of this Agreement. All equity specified in Paragraph 3.4 above shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.5	Assignment Fee

Within [**] of the first Liquidity Event (defined below), LICENSEE shall make a one-time (provided, any Trailing Consideration (defined below) may be addressed pursuant to one or more payments in accordance with the terms of this Paragraph 3.5) cash milestone payment to UNIVERSITY based on the value of P (defined below) according to the following schedule (the “Assignment Fee”):

Assignment Fee	Value of P
$[**]	for P less than $[**]
$[**]	for P more than $[**] and less than $[**]
$[**]	for P more than $[**] and less than $[**]
$[**]	for P more than $[**] and less than $[**]
$[**]	for P more than $[**]

The Assignment Fee is payable in a single lump sum amount in priority and preference to payment to any holders of equity securities of LICENSEE. Upon the payment of the Assignment Fee no additional amounts shall be due for any future assignment of this Agreement (provided any Trailing Consideration (defined below) may be addressed pursuant to one or more payments in accordance with the terms of this Paragraph 3.5 and the foregoing does not act to reduce any consideration payable in connection with liquidation of the Shares).

“P” means (i) in the event of a Stock Sale, LICENSEE’s valuation calculated by multiplying the greatest per share price at which securities are sold in such Stock Sale by the number of outstanding shares on a Fully-Diluted Basis (but excluding all unallocated shares reserved under any LICENSEE equity incentive and stock option plan); and (ii) in the event of a Merger or Asset Sale, the aggregate proceeds actually received by LICENSEE (net of any indebtedness or debt-like obligations of LICENSEE that are repaid) and/or its equity holders in their capacities as such as consideration for such Merger or Asset Sale. To the extent the buyer pays any portion of such consideration after the closing of a Merger or Asset Sale, including, without limitation, earn-outs, milestone payments, amounts placed in escrow or other deferred consideration or amounts payable contingent on future events, LICENSEE will pay additional portions of the Assignment Fee that may become due (calculated on the basis of the whole transaction as it then stands, albeit with credit for any previously paid Assignment Fee amounts), if applicable, as and when LICENSEE and/or its equity holders actually receive the additional consideration (such earn-out and other deferred or contingent consideration referred to herein as “Trailing Consideration”).

The value of any non-cash consideration with respect to a Liquidity Event shall be determined in good faith by LICENSEE’s board of directors, taking into account any value attributed to such consideration by the transacting parties and recent third party valuations. If such non-cash consideration is in the form of publicly-traded equities, their value shall instead be the value specified for such shares in the definitive agreement negotiated between LICENSEE and the third party for the applicable transaction or, if not so specified, the average closing price of such equities over the [**] prior to the closing of the Liquidity Event; provided, however, that if such equities are subject to trading restrictions, their value will be discounted accordingly as determined in good faith by LICENSEE’s board of directors in accordance with commercially reasonable valuation practices.

“Liquidity Event” means the sooner of the following transactions

(a)

the closing of any merger or consolidation in which (i) LICENSEE is a constituent party or (ii) a subsidiary of LICENSEE is a constituent party and LICENSEE issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving LICENSEE or a subsidiary in which the shares of capital stock of LICENSEE outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (“Merger”); for clarity, a Merger does not include (A) a “reverse merger” with a publicly traded “shell” company effected primarily for purposes of LICENSEE becoming a publicly traded company or (B) a merger with a publicly traded special purpose acquisition company (commonly referred to as a “SPAC”); or

(b)	the sale by one or more security holders of securities representing at least [**] percent ([**]%) of the voting power of LICENSEE (“Stock Sale”); or

(c)

the closing of the sale by LICENSEE or any subsidiary of LICENSEE of all or substantially all of the assets of LICENSEE and its subsidiaries taken as a whole, except where such sale is to a wholly owned subsidiary, directly or indirectly, of LICENSEE (“Asset Sale”).

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1	Reports.

(a)

Progress Reports. Beginning [**] after the Effective Date and within [**] after the end of each of LICENSEE’s fiscal years, LICENSEE shall furnish UNIVERSITY with a written report on the progress of its efforts during the immediately preceding fiscal year to develop and commercialize Licensed Products. The report shall provide a discussion, to UNIVERSITY’s satisfaction, of intended efforts and, following the first Regulatory Approval of a Licensed Product, sales projections for the Licensed Products for the year in which the report is submitted.

(b)

Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY annual royalty reports on or before [**] of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar year and shall show:

(i)	the date of first commercial sale of a Licensed Product in each country;

(ii)

the gross sales, aggregate deductions as provided in Paragraph 1.6 (Net Sales), and the Net Sales during the most recently completed calendar year and the royalties, in US dollars, payable with respect thereto;

(iii)	the number of each type of Licensed Product sold;

(iv)	Sublicense Fees and royalties received from Sublicensees during the most recently completed calendar year in US dollars, and amounts payable with respect thereto pursuant to Paragraph 3.1(d);

(v)	the method used to calculate the royalties; and

(vi)	the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense Fees have been received by LICENSEE during any reporting period, LICENSEE shall so report. The reports referred to in this Paragraph 4.1(b) should be marked with the following title and case number: “License Agreement between UC SAN DIEGO and Theia for case [**].” Reports shall be submitted as an attachment to UC SAN DIEGO’s email address: [**].

4.2	Records & Audits.

(a)

LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, sold, offered for sale, and imported and Sublicense Fees received under this Agreement. Such records shall be retained by LICENSEE for at least [**] following the calendar year to which they pertain.

(b)

All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement (which Certified Public Accountant shall be required to enter into a reasonable and customary confidentiality agreement with LICENSEE) for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall provide a report of its findings to UNIVERSITY and LICENSEE and shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of [**] percent ([**]%) for any [**] period, then LICENSEE shall pay the documented, out-of-pocket cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of [**] percent ([**]%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of [**] percent ([**]%) for any [**] period, LICENSEE shall pay the difference within [**] without interest charge or inspection cost. In the event that any such inspection shows an overpayment by LICENSEE, the amount of such overpayment shall, at LICENSEE election, be credited to LICENSEE.

4.3	Payments.

(a)

All fees, reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing “UC SAN DIEGO OIC”), and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence).

(b)	Royalty Payments.

(i)	Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when first delivered to a third party or Affiliate in connection with a royalty-bearing sale.

(ii)	LICENSEE shall pay earned royalties annually on or before [**] of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar year.

(c)

Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of [**] percent ([**]%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

(d)	Taxes. Taxes imposed by any governmental agency on any payments to be made to UNIVERSITY by LICENSEE hereunder shall be paid by LICENSEE without deduction from any payment due to UNIVERSITY hereunder.

ARTICLE 5. PATENT MATTERS

5.1	Patent Prosecution and Maintenance.

(a)

Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents and applications in Patent Rights using counsel of its choice. For purposes of clarity, if LICENSEE is not current in reimbursing UNIVERSITY for such Patent Costs, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement or to further prosecute Patent Rights or file any new patent applications under Patent Rights. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to the filing, prosecution and maintenance of Patent Rights for review and comment in advance of submission to the applicable patent office, and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall take into consideration any actions recommended by LICENSEE with respect to the filing, prosecution and maintenance of Patent Rights to protect the Licensed Products contemplated to be sold by LICENSEE under this Agreement. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g., responses to office actions) shall be at UNIVERSITY’s final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter partes or ex parte matters originating in a patent office).

(b)

Should LICENSEE elect in writing to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights, LICENSEE shall have no further license with respect to such Patent Rights under this Agreement. Non-payment of any portion of Patent Costs with respect to any such application or patent, within [**] following any such payment default, may be deemed by

UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated at any time to file, prosecute, or maintain Patent Rights in a country, where, for that country’s patent application or patent, LICENSEE, by written election or deemed election as set forth above, is not paying Patent Costs, or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

5.2	Patent Infringement.

(a)

If UC SAN DIEGO (based on actual knowledge of the licensing professional responsible for administering this Invention) or LICENSEE learns of potential infringement of commercial significance of any patent licensed under this Agreement, the knowledgeable party promptly will inform the other party in writing of the infringement and provide evidence of infringement available to the knowledgeable party (“Infringement Notice”). In a jurisdiction where LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify the infringer of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. UNIVERSITY and LICENSEE agree to discuss and determine how best to proceed. If LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights regarding such infringement without first obtaining the written consent of UNIVERSITY and UNIVERSITY is sued for declaratory judgment (or its equivalent), UNIVERSITY will have the right to terminate this Agreement immediately, notwithstanding Paragraph 7.1. UNIVERSITY and LICENSEE will use diligent efforts to cooperate with each other to terminate such infringement without litigation. If such infringement has not ended within [**] of the effective date of the Infringement Notice, then LICENSEE may initiate suit to enforce the applicable Patent Rights; and, if such infringement has not ended within [**] of the effective date of the Infringement Notice, and LICENSEE has not initiated suit, then UNIVERSITY may initiate suit.

(b)

Notwithstanding the foregoing: (1) UNIVERSITY may not be joined in any suit without its prior written consent; (2) LICENSEE may not admit liability or wrongdoing on behalf of UNIVERSITY without its prior written consent; (3) each party will cooperate with the other in litigation initiated under Paragraph 5.2, but at the expense of the party who initiated the suit; (4) If UNIVERSITY is joined in any suit under Paragraph 5.2, LICENSEE will pay all of UNIVERSITY’s out-of-pocket costs; (5) if UNIVERSITY is a party to a suit under Paragraph 5.2, then the recovery to UNIVERSITY will be equal to [**] percent ([**]%) of net recoveries after LICENSEE is first reimbursed for all of its expenses of the litigation or suit, including reasonable attorneys’ fees, and otherwise if UNIVERSITY is not a party to such suit then the recovery to UNIVERSITY will be equal to [**] percent ([**]%) of net recoveries; (6) any agreement made by LICENSEE for purposes of settling litigation or other dispute regarding Patent Rights will comply with the requirements of Paragraph 2.2 (Sublicense); and (7) if LICENSEE or UNIVERSITY (but not both) sues a third party for infringement of Patent Rights, then the non-suing party may not thereafter sue such infringer for the acts of infringement raised in the suit.

5.3	Patent Marking.

LICENSEE shall mark all Licensed Products made, used, sold, offered for sale, or imported under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (a) failure to abide by applicable patent marking laws and (b) any type of incorrect or improper patent marking.

ARTICLE 6. EXPORT CONTROL AND REGISTRATION

6.1

Export Control. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.2

Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.3

Preference for United States Industry. If LICENSEE sells a Licensed Product in the U.S., LICENSEE shall manufacture said product substantially in the U.S. to the extent required by 35 U.S.C. §§200-212. If so requested by LICENSEE, UCSD shall reasonably cooperate with and seek and obtain a waiver from the appropriate regulatory authorities with respect to such manufacturing requirement.

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1	Termination by UNIVERSITY.

(a)

If LICENSEE fails to make any payment due under this Agreement or fails to perform or violates any other material term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. Upon receipt of Notice of Default if LICENSEE disputes a breach alleged by UNIVERSITY both parties would work to resolve the dispute. If the breach is found to exist and if LICENSEE fails to cure the default within [**] of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

(b)

This Agreement shall automatically terminate without the obligation to provide [**] notice as set forth in Paragraph 7.1(a) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the LICENSEE as a debtor or alleged debtor.

7.2	Termination by LICENSEE.

(a)

LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon sixty (60) days written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)

Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3

Survival on Termination or Expiration. The rights and obligations under Paragraphs and Articles 3.1 (Fees) (solely with respect to any unpaid amounts that became due prior to termination or expiration), 3.4 (Equity), 3.5 (Assignment Fee) (solely in the case of expiration, but not early termination, of this Agreement), 4 (Reports, Records and Payments) (solely with respect to any undelivered reports or unpaid amounts that became due prior to termination or expiration), 8 (Limited Warranty and Indemnification), 9 (Use of Names and Trademarks), 10.2 (Secrecy), and 10.5 (Failure to Perform) shall survive the termination or expiration of this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1	Limited Warranty and Disclaimer.

(a)

To the extent of the actual knowledge of licensing professional responsible for this Agreement using reasonable diligence, UNIVERSITY warrants to LICENSEE that (i) UNIVERSITY has the lawful right to grant the licenses and rights granted to LICENSEE under this Agreement, and (ii) UNIVERSITY has not previously granted and shall not grant any rights in the Patent Rights or Technology that are inconsistent with the licenses and rights granted to LICENSEE under this Agreement.

(b)

Except as provided in Paragraph 8.1(a), the licenses granted herein and the associated Technology are provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights of any third party.

UNIVERSITY WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION OF TECHNOLOGY, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ALSO, UNIVERSITY WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY UNIVERSITY’S INVENTORS TO THIRD PARTIES WITHOUT AUTHORIZATION BY UNIVERSITY.

(c)	Nothing in this Agreement shall be construed as:

(i)	a warranty or representation by UNIVERSITY as to the validity, enforceability, or scope of any Patent Rights or Technology;

(ii)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)	an obligation to bring or prosecute actions or suits against third parties for patent infringement or misappropriation of Technology except as provided in Paragraph 5.2 hereof;

(iv)

conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights, or any technology other than Technology, regardless of whether those patents are dominant or subordinate to Patent Rights;

(v)	an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(vi)	an obligation to update or provide assistance regarding Technology.

8.2	Indemnification.

(a)

LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY and its officers, employees, and agents; the sponsors of the research that led to the Invention and Technology; and the creators of Technology and inventors of patents or patent applications under Patent Rights, and their employers, against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by a third party resulting from, or arising out of, the exercise of any license granted to LICENSEE under this Agreement or any Sublicense, except to the extent caused by the gross negligence of UNIVERSITY in the exercise of this Agreement. This indemnification will include, but will not be limited to, any product liability.

(b)	LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows:

(i)	until administration of Licensed Product to humans, commercial general liability insurance (contractual liability included) with limits of at least:

(A) each occurrence, [**] dollars (US$[**]); (B) products/completed operations aggregate, [**] dollars (US$[**]); (C) personal and advertising injury, [**] dollars (US$[**]); and (D) general aggregate [**] dollars (US$[**]). If the above insurance is written on a claims-made form, it shall continue for [**] following termination or expiration of this Agreement;

(ii)	[**] prior to first administration of Licensed Product to humans, commercial general liability insurance (contractual liability included) with limits of at least:

(A) each occurrence, [**] dollars (US$[**]); (B) products/completed operations aggregate, [**] dollars (US$[**]); (C) personal and advertising injury, [**] dollars (US$[**]); and (D) general aggregate [**] dollars (US$[**]). If the above insurance is written on a claims-made form, it shall continue for [**] following termination or expiration of this Agreement.

(iii)	worker’s compensation insurance as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iv)	the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)

LICENSEE shall, upon request, furnish UNIVERSITY with certificates of insurance showing compliance with all insurance requirements. Such certificates shall: (i) provide for [**] advance written notice to UNIVERSITY of any material reduction in insurance coverage; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)

UNIVERSITY shall promptly notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the indemnification provisions of this Article, and LICENSEE shall have the right to assume the defense of such claim or suit at LICENSEE’s expense and using counsel of LICENSEE’s choice. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without

UNIVERSITY’s written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY/indemnified party’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1

Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of UNIVERSITY by LICENSEE without prior written approval by UNIVERSITY (including contraction, abbreviation or simulation of any of the foregoing).

9.2

LICENSEE hereby grants permission for UNIVERSITY (including UC SAN DIEGO) to include LICENSEE’s name and a link to LICENSEE’s website in UNIVERSITY’s and UC SAN DIEGO’s annual reports and on UNIVERSITY’s (including UC SAN DIEGO’s) websites that showcase innovation and commercialization stories, provided that UNIVERSITY will not so disclose the identity of LICENSEE or the existence of this Agreement without LICENSEE’s prior written consent, except as otherwise required by applicable law or regulation. In addition, LICENSEE may disclose: (a) the existence or terms of this Agreement (i) as required by applicable law or regulation (including securities regulations); and (ii) on a reasonable need-to-know basis to actual and potential investors, acquirers, lenders, Sublicensees and collaborators under reasonable conditions of confidentiality under the circumstances and (b) the existence of this Agreement (including the identity of the Patent Rights licensed to LICENSEE hereunder) on a non-confidential basis to actual and potential investors, acquirers, lenders, Sublicensees and collaborators.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1	Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)	on the date of delivery if delivered in person,

(b)

five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c)	upon confirmation of delivery by recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the parties.

If sent to LICENSEE:

Theia Therapeutics, Inc.

628 Middlefield Road

Palo Alto, CA 94301

Attn: Srini Akkaraju

Email: [**]

If sent to UNIVERSITY by mail:

University of California, San Diego

Office of Innovation & Commercialization

9500 Gilman Drive, Mail Code 0910

La Jolla, CA 92093-0910

Attention: Director of Commercialization

If sent to UNIVERSITY by overnight delivery:

University of California, San Diego

Office of Innovation & Commercialization

10300 North Torrey Pines Road

Torrey Pines Center North, Third Floor

La Jolla, CA 92037

Attention: Director of Commercialization

10.2	Secrecy.

(a)

“Confidential Information” shall mean (i) in the case of UNIVERSITY, information relating to the Invention disclosed by UNIVERSITY to LICENSEE (ii) in the case of LICENSEE, any technical or business information disclosed by LICENSEE to UNIVERSITY, in each case (clauses (i) and (ii)) during the term of this Agreement which is disclosed in writing and marked “Confidential”, or if first disclosed otherwise, is within [**] of such disclosure reduced to writing and marked “Confidential” by UNIVERSITY and sent to LICENSEE. The progress and royalty reports provided under Paragraphs 4.1(a) and (b) and the records to which access is provided under Paragraph 4.2(b) will be deemed to be LICENSEE’s Confidential Information.

(b)	The applicable receiving party shall:

(i)	use the Confidential Information of the other party for the sole purpose of exercising its rights and performing its obligations under the terms of this Agreement;

(ii)	safeguard Confidential Information of the other party against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)

not disclose Confidential Information of the other party to others (except to its employees, agents, consultants, or potential customers, investors, development partners or other third parties on a reasonable need-to-know basis who are bound by a like obligation of confidentiality and non-use consistent with this Agreement, provided that in the case where the UNIVERSITY is the receiving party, UNIVERSITY shall have the right to disclose such Confidential Information to its employees without requiring the employees to sign a separate non-disclosure agreement if they are otherwise bound by UNIVERSITY policies regarding confidentiality and non-use of such information) without the express written permission of such other party, except that the applicable receiving party shall not be prevented from using or disclosing any of the Confidential Information of the other party that:

(A)	such receiving party can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of such receiving party in breach of Agreement;

(C)	is lawfully obtained by such receiving party from sources independent of the other party;

(D)	is required to be disclosed by law or a court of competent jurisdiction; or

(E)	is independently developed by such receiving party without use of Confidential Information of the other party.

(c)

The confidential and non-use obligations of the applicable receiving party with respect to Confidential Information of the other party shall continue for a period ending [**] from the termination date of this Agreement.

(d)

Notwithstanding the foregoing, UNIVERSITY may disclose to the inventors of the Invention, senior administrators employed by UNIVERSITY, and individual Regents the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the individuals not disclose such terms and conditions to others. UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

10.3

Assignability. This Agreement may be assigned by UNIVERSITY in connection with the assignment of the Patent Rights and Technology, but is personal to LICENSEE and assignable by LICENSEE (and subject to the Assignment Fee provisions of Paragraph 3.5) only with the written consent of UNIVERSITY; provided, however, that LICENSEE may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor of such party or such party’s business or assets in connection with the merger, consolidation, reorganization or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates (in one or more related transactions) provided that the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement. Any purported assignment in violation of the preceding sentences will be void. Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.

10.4	No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5

Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements.

10.6	Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

10.7

Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; floods, fires, explosions, or other natural disasters; and epidemics, pandemics, viral outbreaks and other outbreaks of infectious disease. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8	Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9

Entire Agreement. This Agreement, including its Exhibits, embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10	Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11

Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

10.12

Counterparts. This Agreement may be executed in multiple counterparts, all of which together shall constitute one instrument. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall have the same binding effect as original signatures.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement by their respective and duly authorized officers on the day and year written.

THEIA THERAPEUTICS, INC.		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By:	/s/ Richard Van Doren	By:	/s/ Donna Shaw
	(Signature)		(Signature)
Name:	Richard Van Doren	Donna Shaw, Ph.D., CLP
Title:	Chief Financial Officer	Associate Director

Date:	4/8/2021	Date:	4/8/2021

Exhibit B – Due Diligence Milestones

For the first Licensed Product and indication:

(a)	[**];

(b)	[**];

(c)	[**];

(d)	[**];

(e)	[**]; and

(f)	[**].

AMENDMENT #1

TO THE LICENSE AGREEMENT UC CONTROL No. [**] BETWEEN THEIA

THERAPEUTICS, INC. AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

This First Amendment of License Agreement (this “Amendment #1”) is made by and between Theia Therapeutics, Inc., a Delaware corporation having an address at 628 Middlefield Road, Palo Alto, California 94301 (“LICENSEE”), and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Office of Innovation & Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UC SAN DIEGO”). This Amendment #1 is effective as of the date of the last signature.

RECITALS

A. Reference is made to that certain License Agreement dated April 8, 2021, UC Agreement Control # [**], by and between LICENSEE and UNIVERSITY (the “Agreement”). Capitalized terms used but not otherwise defined herein will have the respective meanings given in the Agreement.

B. LICENSEE and UNIVERSITY desire to amend the Agreement for purposes of clarifying the equity issuance provisions in the Agreement, as set forth herein.

Now, therefore, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Amendment of the Agreement.

(a) Section 3.4(a) of the Agreement is deleted in its entirety and replaced with the following:

“Initial Issuance. As additional consideration for the rights and licenses granted by UNIVERSITY to LICENSEE under this Agreement, LICENSEE will issue [**] fully paid and nonassessable shares of common stock to the UNIVERSITY (the “Initial Issuance”). Because LICENSEE has completed a round of equity financing with more than [**] US Dollars ($[**]) in gross proceeds raised (including principal but excluding accrued interest subject to conversion), the Initial Issuance will equal [**] percent ([**]%) of the outstanding and issued securities of the Company as of [**], after giving effect to the Initial Issuance, calculated on a Fully-Diluted Basis based upon a hypothetical round considered to have taken place in which [**] US Dollars ($[**]) in gross proceeds are invested since inception of LICENSEE (including principal but excluding accrued interest subject to conversion), and pursuant to which any shares issuable upon conversion of convertible securities (convertible notes, SAFEs, etc.) will first be included in such hypothetical round prior to taking into account any shares issuable upon new consideration invested at the full price by investors in the financing.”

1

(b) Section 3.4(b) of the Agreement is deleted in its entirety, and all references in the Agreement to Section 3.4(b) and to any Additional Issuance are hereby deemed to be deleted from the Agreement.

“[Intentionally Omitted]”

2. Miscellaneous.

(a) In consideration for this Amendment #1, LICENSEE shall pay UNIVERSITY an amendment fee of [**] US Dollars (US$[**]) within [**] of receipt of an invoice from UNIVERSITY.

(b) Except as expressly amended herein, the Agreement will remain in full force and effect.

(c) This Amendment #1 shall be interpreted and construed in accordance with the laws of the State of California.

(d) This Amendment #1 may be executed in multiple counterparts, all of which together shall constitute one instrument. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall have the same binding effect as original signatures.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Amendment #1 by their respective and duly authorized officers on the day and year written.

THEIA THERAPEUTICS, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By: /s/ Kourous Rezaei	By: /s/ Donna Shaw
Name: Dr. Kourous Rezaei	Donna Shaw, Ph.D.
Title: President	Associate Director – Innovation & Commercialization

Date: 06/09/2022	Date: 6/3/2022

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